Exhibit 2.2

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1, dated July 8, 2008 (“Amendment No. 1”) to the Stock Purchase Agreement, dated as of December 29, 2006 (the “Agreement”), by and among WELLSPRING PARTNERS LTD., a Delaware corporation (the “Company”), the shareholders of the Company listed on the signature page thereto (“Sellers”), and HURON CONSULTING GROUP HOLDINGS LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Purchaser or an affiliate of Purchaser is contemplating the acquisition of all or substantially all of the assets of Stockamp & Associates, Inc. (“Stockamp,” such acquisition, the “Stockamp Acquisition, “ the business and operations of Stockamp, the “Stockamp Practice”);

WHEREAS, in connection with the Stockamp Acquisition, the parties hereto desire to amend and supplement the Agreement, including, among other things, by providing the Alternative Earn-out Payment (as defined below) in lieu of certain payments under the Agreement and amending Section 2.5 and Section 2.6 of the Agreement to make certain changes to the calculation of the Earn-out Payments (as defined below) and certain other changes related thereto; and

WHEREAS, Section 11.3 of the Agreement provides in relevant part that the Agreement may be amended by an instrument in writing signed by Purchaser and Sellers.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the parties hereto agree that the Agreement is hereby amended and supplemented as follows:

SECTION 1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement.

SECTION 2. Parent Common Stock

(a) On the date hereof, Purchaser shall deliver or cause to be delivered to Sellers the number of shares of common stock, $0.01 par value per share (“Parent Common Stock”), of Huron Consulting Group Inc. (“Parent”) equal to the quotient (rounded, if necessary, to the nearest whole number) obtained by dividing (x) $20,000,000 (the “Alternative Earn-Out Payment Amount”) by (y) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq Global Select Market, as reported in the Wall Street Journal for the ten (10) consecutive trading days prior to the date hereof.

(b) On the date that is 6 months and one day after the date hereof, (the “Contingent Payment Date”) the Purchaser shall pay or cause to be paid to Sellers, in same-day funds (by wire transfer to the account specified by Sellers in writing at least one Business Day prior to the Contingent Payment Date), in shares of Parent Common Stock, or in any combination thereof, with the form of such consideration to be determined at the sole election of Purchaser, an amount (the “Contingent Payment Value”) equal to (i) the Alternative Earn-Out Payment Amount less (ii) the product of (x) the number of shares of Parent Common Stock (as adjusted for any stock splits, stock dividends or reverse stock splits) issued pursuant to Section 2(a) of this Amendment No. 1 and (y) the Adjusted Contingent Payment Date Share Price (such cash and/or stock, the “Contingent Payment”). In the event Purchaser elects to pay any or all of the Contingent Payment Value in shares of Parent Common Stock, Purchaser shall deliver or cause to be delivered to Seller a number of shares of Parent Common Stock (the “Contingent Shares”) equal to the quotient (rounded, if necessary, to the nearest whole number) obtained by dividing (A) the amount of the Contingent Payment Value to be paid by Purchaser in shares of Parent Common Stock by (B) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq Global Select Market, as reported in the Wall Street Journal, for the ten (10) consecutive trading days prior to the Contingent Payment Date. Notwithstanding anything to the contrary, Purchaser shall not be required to make any Contingent Payment if the Contingent Payment Value is equal to or less than $0.00. “Adjusted Contingent Payment Date Share Price” means the product of (i) 0.95 and (ii) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq Global Select Market, as reported in the Wall Street Journal, for the ten (10) consecutive trading days prior to the Contingent Payment Date.

(c) In no event shall more than 941,479 shares of Parent Common Stock be issued pursuant to this Amendment No. 1, provided that the foregoing shall not limit Purchaser’s obligation to pay the Contingent Payment Value.

(d) Purchaser represents and warrants that the shares of Parent Common Stock to be delivered hereunder will be duly authorized, validly issued, fully paid and non-assessable and will be issued free of any pre-emptive rights.

(e) In the event that any Seller is required to make payment of any estimated federal or state income taxes specifically resulting from receipt of the Parent Common Stock hereunder, the Purchaser shall reimburse such Seller for the interest which could have been earned on such estimated tax payment at the Prime Rate from the date of the estimated tax payment until the expiration of the 6 months and one day period specified in Section 2(b) hereof. “Prime Rate” means the rate of interest from time to time publicly announced by Bank of America, N.A. as its prime or base rate, calculated on the basis of the actual number of days elapsed over 365. Any Seller claiming such reimbursement shall provide evidence, reasonably satisfactory to Purchaser, of the payment of such estimated tax and the date of payment to the Purchaser.

(f) The parties have agreed that the Alternative Earn-Out Payment Amount represents an additional payment on the Shares sold pursuant to the Agreement and understand that Sellers intend to treat to such payments as immediate capital gains on the sale of the Shares for income tax purposes, subject to any imputed interest. In the event that the Internal Revenue Service or any state taxing authority shall tax any Seller on the Alternative Earn-Out Payment Amount at a rate other than the capital gains rate (other than with respect to imputed interest), the Purchaser shall reimburse such Seller in cash in an amount equal to the excess, if any, of (i) the taxes paid on the receipt of the Alternative Earn-Out Payment Amount over (ii) the taxes that would have been paid on the Alternative Earn-Out Payment Amount if it had been received in cash, rather than in Shares (without taking into account the timing of such income and other than for imputed interest). Any Seller claiming such reimbursement shall provide Purchaser with evidence, reasonably satisfactory to Purchaser, of such excess taxes and the date of payment of such excess taxes.

SECTION 3. Amendments. The parties hereto hereby agree to amend the Agreement as follows:

(a) Section 2.5(a) of the Agreement shall be amended and restated in its entirety as follows:

“(a) As additional consideration for the sale of the Shares by Sellers to Purchaser, (i) Purchaser has made an “Earnout Payment” to Sellers with respect to the performance of the Combined Healthcare Practice for the twelve month period beginning on January 1, 2007 and ending on December 31, 2007 of $24,086,225, (ii) Purchaser made the Alternative Earn-Out Payment Amount concurrently with the execution and delivery of Amendment No. 1 hereto, (iii) Purchaser shall, to the extent required by Section 2(b) of Amendment No.1 hereto, make the Contingent Payment and (iv) for the one-year period beginning on January 1, 2008 and ending on December 31, 2008 (the “Combined Earn-Out Period”) and the three-year period beginning on January 1, 2009 and ending on December 31, 2011 (the “Wellspring Earn-Out Period,” and together with the Combined Earn-Out Period, the “Earn-Out Period”), Purchaser shall pay to Sellers (or to an account if so specified by Sellers in writing at least one Business Day prior to the date of the payment) with respect to each Calculation Period within the Earn-Out Period an amount (each, an “Earn-Out Payment”) equal to (i)(A) the EBITDA Amount for such Calculation Period minus (B) the EBITDA Target for such Calculation Period, multiplied by (ii) Earn-Out Multiple for such Calculation Period; provided, however, that no Earn-Out Payment shall be made with respect to any Calculation Period unless the Combined Heathcare Practice with respect to the Calculation Period ended December 31, 2008 or the Wellspring Practice with respect to subsequent Calculation Periods, as applicable, shall have achieved an EBITDA Amount for such Calculation Period greater than the EBITDA Target for such Calculation Period.”

(b) Section 2.5(b) of the Agreement (including related schedules) shall be amended and restated in its entirety as follows (and on the corresponding amended and restated scheduled attached hereto):

“(b) For purposes hereof, the following definitions shall apply:

(i) “Calculation Periods” means (i) the twelve-month period beginning on January 1, 2008 and ending on December 31, 2008, (ii) the twelve-month period beginning January 1, 2009 and ending on December 31, 2009, (iii) the twelve-month period beginning January 1, 2010 and ending on December 31, 2010 and (iv) the twelve-month period beginning January 1, 2011 and ending on December 31, 2011.

(ii) “Earn-Out Multiple” means with respect to any Calculation Period, the multiple set forth for such Calculation Period on Schedule 2.5(b)(ii) .

(iii) “EBITDA Amount” means (i) with respect to the Calculation Period ended December 31, 2008, the net operating income of the Combined Healthcare Practice for such Calculation Period and (ii) with respect to subsequent Calculation Periods, the net operating income of the Wellspring Practice, in each case, before the subtraction of any interest, income Taxes, depreciation or goodwill amortization; provided, however, that any negative EBITDA generated by Purchaser’s Healthcare Interim Management Practice (considered in isolation from the remainder of the Combined Healthcare Practice) shall not be included in this EBITDA Amount. All calculations of EBITDA Amount shall be made in accordance with GAAP as in effect on the Closing Date, as applied by Purchaser consistent with past practices. In calculating the EBITDA Amount, only inter-company payroll expenses for employees of other practices of Purchaser and its Affiliates (and non-reimbursable out-of-pocket expenses and direct benefit expenses attributable to such employees), seconded to or otherwise engaged in work primarily on behalf of the Combined Healthcare Practice in the case of the Calculation Period ended December 31, 2008 or the Wellspring Practice in the case of subsequent Calculation Periods, shall be included as expenses for purposes of the calculation of the EBITDA Amount for the applicable period. In addition, the direct practice-wide expenses, including marketing, advertising, training, outside recruiting and practice development costs and expenses of the Combined Healthcare Practice in the case of the Calculation Period ended December 31, 2008 or the Wellspring Practice in the case of subsequent Calculation Periods shall be included in the calculation of the EBITDA Amount for the applicable period.

(iv) “EBITDA Target” means with respect to any Calculation Period, the amount for such Calculation Period set forth on Schedule 2.5(b)(iv).”

(c) Section 2.5(c)(iii) of the Agreement shall be amended and restated in its entirety as follows:

“(iii) During the Combined Earn-Out Period, appropriate measures will be taken by Purchaser to ensure that separate financial statements for the Combined Healthcare Practice sufficient to allow the Earn-Out Payments to be calculated and reviewed in accordance with this Agreement are generated. During the Wellspring Earn-Out Period, appropriate measures will be taken by Purchaser to ensure that separate financial statements for the Wellspring Practice sufficient to allow the Earn-Out Payments to be calculated and reviewed in accordance with this Agreement are generated.”

(d) Section 2.5(d) of the Agreement shall be amended and restated in its entirety as follows:

“(d) In calculation of the Earn-Out Payment, the EBITDA Amount and the EBITDA Target will be adjusted as other practice groups of Purchaser and its Affiliates are integrated into the Wellspring Practice. In addition, adjustments may be made over time as mutually agreed to by Sellers and Purchaser to effectuate the intent of merger integration and cost savings and these earn-out provisions in the event of changes in the Wellspring Practice not contemplated hereby (other than changes in the ordinary course of business). The Sellers acknowledge and agree that (i) the Stockamp Practice will not be integrated into the Combined Healthcare Practice or Wellspring Practice and (ii) no such adjustments will be made, other than as expressly provided in Amendment No. 1 hereto, in connection with the Stockamp Acquisition.”

(e) Section 2.6 of the Agreement shall be amended and restated in its entirety as follows:

“Business Unit Leadership. (a) “Combined Healthcare Practice” means the following practices of Purchaser and its affiliates: Healthcare Provider Practice (Non-Labor Supply Chain Cost Management and Revenue Cycle Management), Healthcare Interim Management Practice. Labor Productivity Management, Non-Labor Supply Chain Cost Management, Revenue Cycle Management, General Integrated Services and Valuation Services. “Wellspring Practice” means the following practices of Purchaser and its affiliates: Healthcare Provider Practice (Non-Labor Supply Chain Cost Management), Healthcare Interim Management Practice. Labor Productivity Management, Non-Labor Supply Chain Cost Management, General Integrated Services and Valuation Services. For the avoidance of doubt, neither the Combined Healthcare Practice nor the Wellspring Practice shall include the Stockamp Practice. “Total Healthcare Practice” means the Wellspring Practice and the Stockamp Practice.” Effective July 8, 2008, David M. Shade will be the leader of the Total Healthcare Practice.

(b) Until December 31, 2008, David M. Shade will serve as the Practice Leader of the Combined Healthcare Practice and will report directly to the Chief Executive Officer of Purchaser. During the Wellspring Earn-Out Period, David M. Shade will serve as the Practice Leader of the Wellspring Practice. Either David M. Shade or another individual designated by the Chief Executive Officer of Purchaser and reasonably acceptable to Sellers will continue to serve as the Practice Leader of (i) the Combined Healthcare Practice during the Calculation Period ended December 31, 2008 and (ii) the Wellspring Practice during the Wellspring Earn-Out Period. Effective as of January 1, 2009, Sellers acknowledge that all employees and personnel working for the Revenue Cycle Management practice will be transferred to and work for the Stockamp Practice.

(c)

(1) During the Combined Earn-Out Period, subject to Section 2.6(d), the Practice Leader of the Combined Healthcare Practice shall coordinate and participate substantively in the Combined Healthcare Practice’s budgeting process, shall have the authority to hire, retain and terminate Combined Healthcare Practice personnel, shall have the authority to restructure and reorganize the Combined Healthcare Practice, shall have the authority to continue the existing compensation plan of the Practice’s personnel in its current form, provided that if the Combined Healthcare Practice does not achieve its gross margin goal of not less than the percentage specified in Schedule 2.6(c) for the 2008 fiscal year, any bonus compensation to personnel of the Combined Healthcare Practice shall require the express approval of the Chief Executive Officer of Purchaser or his designee. In addition, without the approval of the Chief Executive Officer of Purchaser, no bonus compensation of an employee of the Combined Healthcare Practice shall exceed 100% of such employee’s base salary. Any Earn-Out Payments payable to a Seller shall not be taken into account in calculating such Seller’s base salary or whether bonus payments are being made. Except as set forth herein, the annual gross margin goal for the Combined Healthcare Practice for employee bonus purposes will be established in a manner and at a level consistent with the then current overall annual gross margin goal of Purchaser, as set forth in Schedule 2.6(c). The Practice Leader of the Combined Healthcare Practice shall have such other authority with respect to the operations of the Combined Healthcare Practice as a Practice Leader of Purchaser typically has.

(2) During the Wellspring Earn-Out Period, subject to Section 2.6(d), the Practice Leader of the Wellspring Practice shall coordinate and participate substantively in the Wellspring Practice’s budgeting process, shall have the authority to hire, retain and terminate Wellspring Practice personnel, shall have the authority to restructure and reorganize the Wellspring

Practice, shall have the authority to continue the existing compensation plan of the Practice’s personnel in its current form, provided that in any fiscal year in which the Wellspring Practice does not achieve its gross margin goal, any bonus compensation to personnel of the Wellspring Practice shall require the express approval of the Chief Executive Officer of Purchaser or his designee. The annual gross margin goal for the Wellspring Practice will be established in a manner and at a level consistent with the then-current overall annual gross margin goal of Purchaser, as set forth in Schedule 2.6(c) (the first sentence of which is hereby amended effective January 1, 2009, to read as attached hereto). In addition, without the approval of the Chief Executive Officer of Purchaser, no bonus compensation of an employee of the Wellspring Practice shall exceed 100% of such employee’s base salary. Any Earn-Out Payments payable to a Seller shall not be taken into account in calculating such Seller’s base salary or whether bonus payments are being made. The Practice Leader of the Wellspring Practice shall have such other authority with respect to the operations of the Wellspring Practice as a Practice Leader of Purchaser typically has. Subject to such limitations as may be established by Purchaser or its affiliates, the Practice Leader of the Total Healthcare Practice shall have such leadership functions with respect to the Total Healthcare Practice. Effective as of the closing of the Stockamp Acquisition, the current Practice Leader of the Combined Healthcare Practice will become the Practice Leader of the Total Healthcare Practice. Thereafter, the Practice Leader of the Total Healthcare Practice will be determined from time to time by the Chief Executive Officer of Purchaser.

(d) Notwithstanding anything in this Section 2.6 to the contrary, (i) the operation of the Combined Healthcare Practice or Wellspring Practice, as applicable, shall at all times be subject to the oversight of the Chief Executive Officer of Purchaser or his designee and to the general accounting, financial reporting, human resources and other policies and practices of Purchaser and (ii) the Practice Leader of the Combined Healthcare Practice or Wellspring Practice, as applicable, shall not, without the prior written consent of Purchaser, solicit or hire any employee of the Stockamp Practice.

(f) From the Closing Date until December 31, 2009, the “Wellspring” tradename will be utilized to market the Wellspring Practice, provided that it is dual branded as “a Huron Consulting Group Company.” After December 31, 2009, at the discretion of Purchaser, the “Wellspring” tradename may cease to be used to market the Wellspring Practice.

(g) The Wellspring Practice is in the business of providing comprehensive business solutions to hospitals. These services include, in part, revenue cycle solutions that will be provided exclusively by the Stockamp Practice after the Stockamp Acquisition. In consultation with the Practice Leader of the Stockamp Practice, an integration plan for the Total Healthcare Practice will be developed under the direction of the Practice Leader of the Total Healthcare Practice, subject to the approval of the Chief Executive Officer of Purchaser.

SECTION 4. Investor Qualification. Each Seller, severally and not jointly, represents, warrants, covenants and agrees as follows:

(a) Such Person is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Parent Common Stock is being acquired for such Person’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, and the Parent Common Stock will not be disposed of in contravention of the Securities Act or any applicable state securities laws. Such Person has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature and has been furnished with all materials relating to the business, finances and operations of Parent which have been requested. Such Person has conducted its own investigation of Parent and is not relying on any representations or warranties relating to Parent, Purchaser or any other their respective affiliates. Such Person understands that investment in the Parent Common Stock is subject to significant economic risk, including the illiquidity resulting from the fact that the shares of Parent Common Stock issued pursuant to this Agreement will not have been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or are sold pursuant to an exemption from such registration. Such Person understands that Parent is under no obligation to register the Parent Common Stock for such Person or any other Person’s behalf. Accordingly, such Person is able to bear such economic risk of holding the Parent Common Stock for an indefinite period of time.

(b) Such Person further understands that the certificate or certificates representing the shares of Parent Common Stock issued pursuant hereto shall bear a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SHARES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

(c) Such Person shall not, directly or indirectly, during the six (6) month period following the date hereof, (i) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock or (ii) enter into any swap or other similar arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock, whether any such transaction is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise. Such Person also shall not, directly or indirectly, sell any Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock during the period beginning 20 days before the beginning of any period in which the share price of Parent Common Stock is determined for purposes of Sections 2 and 3 of this Amendment No. 1 and ending on the first trading day after the end of such period.

(d) Purchaser shall use commercially reasonable efforts to cause its transfer agent to, promptly and within no more than one (1) business day of the expiration of the 6 months and one day period referred to in Section 2(b) hereof, assist Sellers, subject to satisfaction of all applicable requirements under Ruler 144 promulgated under the Securities Act, in removing the legends referred to in Section 4(b) above.

SECTION 5. General. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Except as specifically set forth in this Amendment No. 1, the Agreement shall remain in full force and effect. THIS AMENDMENT No. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed by each of the parties hereto as of the date first written above.

HURON CONSULTING GROUP HOLDINGS LLC

By:	/s/ Daniel P. Broadhurst
Name:	Daniel P. Broadhurst
Title:	Chief Operating Officer

SELLERS:

/s/ Stephen L. Furry
Stephen L. Furry

/s/ Janice James
Janice James

/s/ Ramona G. Lacy
Ramona G. Lacy

/s/ Gordon J. Mountford
Gordon J. Mountford

/s/ Dennis J. Patterson
Dennis J. Patterson

/s/ David M. Shade
David M. Shade

/s/ John F. Tiscornia
John F. Tiscornia

/s/ George W. Whetsell
George W. Whetsell

Index of Schedules*

2.5(b)(ii)	Earn-Out Multiple
2.5(b)(iv)	EBITDA Target
2.6(c)

*	Exhibits and schedules to the Amendment No. 1 to the Stock Purchase Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.